Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-72226

                               CYTOGEN CORPORATION

               PROSPECTUS SUPPLEMENT NO. 1 DATED JANUARY 22, 2002
                    TO THE PROSPECTUS DATED OCTOBER 25, 2001

                                10,000,000 SHARES
                                       OF
                                  COMMON STOCK

     We are selling 2,970,665 shares of common stock with this prospectus supplement and the accompanying prospectus at a purchase price of $2.693 per share, for aggregate proceeds of $8.0 million.

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information. The last reported sale of our common stock on January 18, 2002 was $2.40 per share. Our common stock is listed for trading on the Nasdaq National Market under the symbol "CYTO."

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since such dates.

     Our  principal  executive  offices are  located at 600  College  Road East,
Princeton,   New  Jersey  08540.   Our  telephone   number  is  (609)  750-8200.

                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 22, 2002.

                                     TABLE OF CONTENTS                   PAGE

Prospectus Supplement

Use Of Proceeds                                                           S-2
Plan Of Distribution                                                      S-2
Market For Our Common Stock                                               S-2
Information Incorporated By Reference                                     S-3
Forward-Looking Statements                                                S-3

Prospectus

About This Prospectus                                                      2
Cytogen Corporation                                                        3
Risk Factors                                                               4
Forward-Looking Statements                                                20
Use Of Proceeds                                                           21
Plan Of Distribution                                                      22
Legal Matters                                                             23
Experts                                                                   23
Where You Can Find More Information                                       23
Information Incorporated By Reference                                     23
Indemnification Of Directors And Officers                                 24

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


                                 USE OF PROCEEDS

     We will use the net proceeds of this offering of our common stock for general corporate purposes, including, principally, working capital and capital expenditures.

                              PLAN OF DISTRIBUTION

     We have not yet issued or sold any shares of our common stock pursuant to the prospectus dated October 25, 2001 which is part of our Registration Statement on Form S-3 (File No. 333-72226).

     We are offering 2,970,665 shares of our common stock to the State of Wisconsin Investment Board pursuant to this prospectus supplement. The common stock will be purchased at a price of $2.693 per share, for aggregate proceeds to us of $8,000,000. Such purchase price is based upon a five percent (5%) discount to market.

     We issued the shares of common stock described in this prospectus supplement directly to the State of Wisconsin Investment Board in a negotiated transaction in which no party is acting as an underwriter or receiving any finder's or placement fees. Prior to this issuance, the State of Wisconsin Investment Board held, and continues to hold, the largest number of shares of common stock of any of our stockholders.

     Upon sale under the registration statement that includes this prospectus supplement, the securities registered by such registration statement and this prospectus supplement will be freely tradable in the hands of persons other than our affiliates.

     We agreed, under the terms of a Share Purchase Agreement by and between us and the State of Wisconsin Investment Board, dated January 18, 2002, to indemnify and hold harmless the State of Wisconsin Investment Board, each person, if any, who controls the State of Wisconsin Investment Board within the meaning of Section 15 of the Securities Act of 1933, as amended and each officer, director, employee and agent of the State of Wisconsin Investment Board and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred, arising out of or resulting from any breach or alleged breach or other violation of any representation, warranty, covenant or undertaking by us contained in such Share Purchase Agreement. We have agreed to reimburse the State of Wisconsin Investment Board for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

                           MARKET FOR OUR COMMON STOCK

     Our common stock is listed on the Nasdaq National Market under the symbol "CYTO." On January 18, 2002, the closing price of one share of our common stock was $2.40. The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued. As of January 15, 2002, we had 79,793,241 shares of common stock outstanding.

                      INFORMATION INCORPORATED BY REFERENCE

     In addition to those documents set forth under the heading Information Incorporated By Reference in the accompanying prospectus, we also incorporate by reference herein our proxy statement for our Annual Meeting of Stockholders held on June 19, 2001.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated in this prospectus supplement regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included with or incorporated in this prospectus supplement, particularly under the heading "Risk Factors" in the accompanying prospectus, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

     You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus supplement. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business.

                                      S-3